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                                                                     EXHIBIT 8.2


GRAY CARY WARE & FREIDENRICH


[LETTERHEAD]


                              FORM OF TAX OPINION
                               November   , 1995


Amati Communications Corporation
1875 El Camino Real West
Mountain View, CA 94040


        Re: Merger pursuant to the Amended and Restated Agreement and Plan of Reorganization and Merger (the "Agreement"), dated as of August 3, 1995, as amended by and among ICOT Corporation, a Delaware corporation ("ICOT"), IA Acquisition Corporation, a California corporation ("Sub"), and Amati Communications Corporation, a California corporation ("Amati")


Gentlemen:


    This opinion is being delivered to you in connection with the filing of a registration statement on Form S-4 of a joint proxy statement/prospectus and pursuant to Section 7.6 of the Agreement, pursuant to which Amati will merge with and into Sub, a wholly-owned subsidiary of ICOT (the "Merger").


    Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").


    We have acted as legal counsel to Amati in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof), the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):


        1.  The Agreement (including Exhibits);


        2. Amendment No. 1 to the Registration Statement on Form S-4 (File No. 33-62023) filed by ICOT on September 6, 1995, Amendment No. 2 to such Registration Statement filed by ICOT on October 6, 1995 and Amendment No. 3 to such Registration Statement filed by ICOT on October 16 1995, for the purpose of registering the ICOT Common Stock to be issued in connection with the Merger under the Securities Act of 1933, as amended (collectively, the "Registration Statement");


        3. Representations made by ICOT and Sub in a letter to us for our use in rendering this opinion;

        4. Representations made by Amati to us for our use in rendering this opinion;

        5. Representations made to us by certain shareholders of Amati in "Affiliate's Agreements"; and

        6. Such other instruments and documents related to the formation, organization and operation of ICOT, Amati and Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:
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        1.  Original documents  (including signatures) are authentic,  documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;


        2. The Merger will be effective under the laws of the State of California;

        3. The shareholders of Amati do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of ICOT Common Stock to be received in the Merger (or to dispose of Amati capital stock in anticipation of the Merger) such that the shareholders of Amati will not receive and retain a meaningful continuing equity ownership in ICOT that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. Section 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;


        4. After the Merger, Sub will hold "substantially all" of Amati's properties within the meaning of Section 368(a)(2)(D) of the Code;


        5. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; and any expenses paid on behalf of Amati shareholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Amati shareholders in exchange for their shares of Amati stock;

        6. No Amati shareholder guaranteed any Amati indebtedness outstanding during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) regarding the Merger, and at all relevant times, including as of the Effective Time, (i) no outstanding indebtedness of Amati, ICOT or Sub has or will represent equity for tax purposes; (ii) no outstanding equity of Amati, ICOT or Sub has or will represent indebtedness for tax purposes and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Amati stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of
    Section 368(c) of the Code;


        7. Heller Ehrman White & McAuliffe, as counsel to ICOT, has delivered to ICOT and not withdrawn an opinion, pursuant to Section 6.7 of the Agreement, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, which opinion is substantially similar to this opinion; and


        8. Any representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a signatory has represented that such signatory either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

    1. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding the tax consequences of the Merger as applied to holders of options, warrants for Amati stock, or promissory

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notes, or that may be relevant to particular classes of Amati shareholders  such as dealers in securities, corporate shareholder subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

    2. No opinion is expressed as to (i) any transaction other than the Merger as described in the Agreement (including without limitation any transaction in which the Amati capital stock that was exchanged in the Merger was acquired by the exchanging shareholder) or (ii) any transaction whatsoever (including the Merger) if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this option is incorrect, our opinion might be adversely affected and may not be relied upon.

    3. This opinion letter represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.


    4. This opinion is intended solely for the benefit of you and your shareholders; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent, however, to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name whenever appearing in the Registration Statement, including the Prospectus/Proxy Statement constituting a part thereof, and any amendments thereto.



                                          Very truly yours,


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